Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Wisconsin Energy Corporation:

We consent to the incorporation by reference in Registration Statements No. 333-35798, 333-35800, 333-65356, and 333-86467 on Form S-8 and Registration Statement No. 333-34854 on Form S-3 of our reports dated February 9, 2005 relating to the consolidated financial statements of Wisconsin Energy Corporation and management's report on the effectiveness of internal control over financial reporting, appearing in this Current Report on Form 8-K. Our report on the financial statements expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the adoption on January 1, 2003 of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

/s/ DELOITTE & TOUCHE LLP
 Deloitte & Touche LLP

Milwaukee, Wisconsin
February 9, 2005